EXHIBIT 5.1

Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199

July 20, 2006

Atlantic Tele-Network, Inc.

10 Derby Square

Salem, MA  01970

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333-133103) (the “Registration Statement”) filed by Atlantic Tele-Network, Inc., a Delaware corporation (the “Company”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on June 2, 2006.  We are rendering this opinion in connection with the prospectus supplement filed on July 21, 2006 by the Company with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Prospectus Supplement”).  The Prospectus Supplement relates to the offering by the Company of up to 2,940,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”), of which 540,000 shares may be sold pursuant to an over-allotment option granted to the underwriters, and the offering by a selling stockholder and related entities of up to 1,200,000 shares of the Company’s common stock (the “Selling Stockholder Shares,” and together with the Shares the “Securities”), which Securities are covered by the Registration Statement.  We understand that the Securities are to be offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement.  We are familiar with the proceedings of the Board of Directors of the Company and its committees in connection with the authorization, issuance and sale of the Shares and the Selling Stockholder Shares.  We have examined such other documents as we consider necessary to render this opinion.

The opinions rendered herein are limited to Delaware law and the federal laws of the United States.

Based upon the foregoing, we are of the opinion that:

1.             The Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

2.             The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

Edwards Angell Palmer & Dodge LLP